Exhibit 99

FOR IMMEDIATE RELEASE

Media Contact: Lynne Dragomier

Maytag Corporate Communications

(641) 787-7711

ldragomier@maytag.com

MAYTAG REPORTS HIGHER FIRST QUARTER SALES AND EARNINGS

•	Revenues increased 7.3 percent over the same period in 2003.

•	First quarter reported earnings were 49 cents per share versus 44 cents per share in the prior year.

•	First quarter earnings, excluding restructuring charges, were 56 cents – in line with the company’s expectations, up 8 percent over the same period last year.

•	Maytag Appliances gained market share for the third consecutive quarter in an environment of strong industry growth; the corporation’s multiple product launch strategy is on track and contributing to results.

•	Maytag International and Dixie-Narco performed well.

NEWTON, IOWA (April 22, 2004) — Maytag Corporation (NYSE: MYG) today reported first quarter consolidated sales of $1.219 billion, up 7.3 percent from $1.136 billion in the same period of 2003. Earnings for the quarter met the company’s expectations.

First quarter 2004 reported operating income was $63.6 million, and reported net income was $38.7 million, or 49 cents per share. This includes a benefit of $2.1 million or 3 cents per share for the quarter as a result of the election to record the benefits of Medicare legislation that will provide federal reimbursements for a portion of the company’s retiree prescription drug costs.

In the first quarter 2003, Maytag reported $68.2 million in operating income and $34.5 million in net income, or 44 cents per share.

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	Three Months Ended
	April 3 2004	March 29 2003
Diluted Earnings Per Share
Reported	$0.49	$0.44

Included in diluted earnings per share (net of tax)
Restructuring charges	0.07	0.08

Excluding restructuring charges	$0.56	$0.52

Commenting on first quarter performance, Maytag chairman and CEO Ralph Hake stated, “Our results reflect steady progress on many fronts. The company’s multiple product launch strategy is being well executed, with new models entering the marketplace on schedule. This successful implementation resulted in strong overall sales growth and market share improvement in Major Appliances. Results in our Major Appliances segment offset declines in the Housewares segment attributable to a reduction in sales of Hoover floor care products.”

Hake cited the Maytag® Neptune® TL top-loading washer, the Neptune® Drying Center, Maytag® and Amana® ranges and dishwashers as new products that are contributing to results. Hake added, “We are pleased to see the excellent reception to products outside our traditional categories, most notably the SkyBox™ home vender. The SpinSweep™ outdoor cleaner introduced by Hoover has also been well-received. Both products are tangible results of our diversification efforts.”

Maytag International and Dixie-Narco vending both performed well in the quarter with innovative new products driving profitable growth. Maytag International has added new channels and customers in key geographic regions.

Hoover continues its recovery strategy of becoming cost competitive and launching multiple new products. “While compelling mid-line products are expected to build sales volume starting in the second quarter of this year, Hoover’s high-end, distinctly innovative product introductions are scheduled to enter the marketplace in 2005,” Hake said. Hoover’s new EmPower™ upright, in the mid-price range, began shipping late in the first quarter.

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While floor care industry sales increased in the first quarter, most of the growth was at low price points, where Hoover is underrepresented. Hake said, “Hoover has been restructured for cost improvement and greater flexibility, and the organization has made strong progress in designing and launching new products. However, after a solid fourth quarter, Hoover struggled with market share and revenue generation in the first quarter.”

In the first quarter of 2004 versus the prior year, Maytag experienced higher advertising expenses to support product introductions. Additionally, rising costs of steel, resins and fuel were challenges in the first quarter, and will continue to demand aggressive management, Hake noted.

In the first quarter, the company made $70 million of the $90 million voluntary pension contributions planned for the full year. Although Maytag has no minimum ERISA funding requirements, at least an additional $20 million in pension contributions are expected to be made later in the year.

Total pension and postretirement expense is $2.5 million lower in the first quarter of 2004 versus the prior year as a result of expected returns from higher pension contributions, reduced retiree medical benefits accruals related to a new collective bargaining agreement at Hoover in North Canton, Ohio, and the election to record the benefits of Medicare legislation that will provide federal reimbursements for a portion of the company’s retiree prescription drug costs. The effect of the subsidy for 2004 is expected to be $8.6 million, which will be recognized evenly throughout the fiscal year. As a result of the election to record the Medicare legislation benefits, Maytag has reduced its accumulated benefit obligation for retiree medical costs by $52.8 million.

Also reflected in first quarter reported earnings is a reduction of tax expense, net of fees, of 3 cents per share. This is the result of the corporation filing amended returns for prior years following a comprehensive review conducted across the company.

“Competitive challenges will continue in the major appliance and floor care industries, coupled with rising steel, resin and fuel costs. We plan to offset these pressures with continuing successful execution of planned product launches, aggressive cost reduction efforts and

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efficiencies gained through LeanSigma® implementation,” Hake said. He reaffirmed that for the full year 2004, excluding restructuring charges of approximately 40 cents per share related primarily to the planned closing of the Galesburg, Ill. plant, the corporation expects earnings of $2.30 to $2.40 per share.

Effective with the first quarter of 2004, Maytag changed its segment reporting from two segments to three, as the company aligns its segment reporting to reflect new initiatives and accountabilities within the company. The new reporting segments are Major Appliances, Housewares and Commercial Products. Net sales and operating income have been reclassified for the new segments for 2003 by quarter and for the full year 2002. The reclassified sales and earnings tables can be viewed on the company’s Web site www.maytagcorp.com by clicking on Financial Center, then Reclassified Financials. Additionally, Maytag’s First Quarter 10-Q was filed concurrently with this earnings announcement and can be found on the corporate Web site under Financial Center, SEC Filings.

First Quarter Segment Results

Major Appliances

	Three Months Ended
	April 3 2004	March 29 2003	% Change
Net Sales (in thousands)	$947,273	$830,868	14.0

Operating Income (in thousands)
Reported	$54,979	$45,137	21.8
Included in operating income
Restructuring charges	7,995	9,387

Excluding restructuring charges	$62,974	$54,524	15.5

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•	Maytag’s Major Appliances segment, which includes Maytag Appliances, Maytag Services and Maytag International, had first quarter 2004 sales of $947.3 million, up 14 percent from $830.9 million in the first quarter of 2003.

•	Operating income for the Major Appliances segment, excluding restructuring charges, increased 15.5 percent to $63.0 million compared with $54.5 million a year earlier. Including restructuring charges, operating income increased 21.8 percent to $55.0 million, compared with $45.1 million a year earlier.

Housewares

	Three Months Ended		% Change
	April 3 2004	March 29 2003
Net Sales (in thousands)	$178,780	$213,970	(16.4)

Operating Income (in thousands)	$18,995	$29,567	(35.8)

•	Maytag’s Housewares segment, which includes Hoover Floor Care and Maytag Housewares, had first quarter 2004 sales of $178.8 million, down 16.4 percent from $214.0 million in the first quarter of 2003. The decrease is attributable to a substantial reduction in sales of floor care products in the first quarter of 2004 when compared to the same period last year. Based on a consumer shift to products at lower price points, a decline in floor care revenues accelerated in the second quarter of 2003.

•	Operating income for the Housewares segment decreased 35.8 percent to $19.0 million compared with $29.6 million a year earlier.

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Commercial Products

	Three Months Ended
	April 3 2004	March 29 2003	% Change
Net Sales (in thousands)	$92,891	$91,168	1.9

Operating Income (in thousands)	$3,903	$5,250	(25.6)

•	The Commercial Products segment, which includes Dixie-Narco Vending, Maytag Specialty and Maytag Commercial Laundry, had first quarter 2004 sales of $92.9 million, up 1.9 percent from $91.2 million in the first quarter of 2003.

•	Operating income for the Commercial Products segment decreased 25.6 percent to $3.9 million compared with $5.3 million a year earlier. While Dixie-Narco performed well, this was offset by a poor performance by Jade Products commercial cooking business, attributable to higher stainless steel prices, increased product development costs, and production inefficiencies.

Maytag Corporation is a leading producer of home and commercial appliances. Its products are sold to customers throughout North America and in international markets. The corporation’s principal brands include Maytag®, Hoover®, Jenn-Air®, Amana®, Dixie-Narco® and Jade®.

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Quarterly Conference Call

Maytag will host a conference call, with a corresponding audio and visual webcast, today, Thursday, April 22, at 8:30 a.m. Central (9:30 a.m. Eastern) to discuss its performance with members of the financial community. During the call, Maytag’s CEO Ralph F. Hake and CFO George Moore will comment on various aspects of the results and answer questions.

Persons wishing to participate in the call should telephone 800-937-4592 at 8:20 a.m. Central (9:20 a.m. Eastern) (international participants should dial 415-904-2456.) Connections will be made as quickly as possible, but a wait of 10 minutes is not uncommon.

For those who are unable to participate in the 8:30 a.m. call, the conference call will be recorded and available by telephone from 10:30 a.m. CT April 22 until 10:30 a.m. CT April 24. Persons interested in listening to the conference call tape should call 800-633-8284 (or internationally 402-977-9140) and use access code number 21192265.

Additionally, Maytag’s conference call will be distributed live, along with an accompanying visual presentation, over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call and view the presentation through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call and presentation via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The webcast can also be accessed through Maytag’s Web site, www.maytagcorp.com, by clicking on the “Corporate News Center” and then “Conference Calls.” To listen to the live call and view the presentation, persons should go to the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary computer software. For persons unable to listen to the live Internet broadcast, replays will be available on both the Maytag and CCBN Web sites.

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Non-GAAP Measurements

In addition to the reported GAAP results provided throughout this document, the company has provided non-GAAP measurements which present earnings on a basis excluding restructuring charges. Reconciliations from GAAP reported results to non-GAAP reported measurements in this press release can be found on the company’s Web site at www.maytagcorp.com.

The company has provided these non-GAAP measurements as a way to help investors better understand its earnings and enhance comparisons of the company’s earnings from period to period. Among other things, the company’s management uses the earnings results, excluding restructuring charges, to evaluate the performance of its businesses. There are inherent limitations in the use of earnings, excluding restructuring charges, because the company’s actual results do include the impact of these items. The non-GAAP measures are intended only as a supplement to the comparable GAAP measures and the company compensates for the limitations inherent in the use of non-GAAP measures by using GAAP measures in conjunction with the non-GAAP measures. As a result, investors should consider these non-GAAP measures in addition to, and not in substitution for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to “Forward Looking Statements” in the Management’s Discussion and Analysis section of Maytag’s Annual Report on Form 10-K for the year ended January 3, 2004, and each quarter’s 10-Q.

GAAP to Non-GAAP Reconciliations (unaudited)

	Three Months Ended
	April 3 2004	March 29 2003
Net Sales (in thousands)	$1,218,944	$1,136,006

Gross profit as a percentage of sales	17.3%	17.6%
Operating Income (in thousands)
Reported	$63,632	$68,190
Included in operating income
Restructuring charges	7,995	9,387

Excluding restructuring charges	$71,627	$77,577

Percent of Sales
Operating income	5.2%	6.0%
Excluding restructuring charges	5.9%	6.8%
Net Income (in thousands)
Reported	$38,724	$34,480
Included in net income (net of tax)
Restructuring charges	5,317	6,195

Excluding restructuring charges	$44,041	$40,675

Diluted Earnings Per Share
Reported	$0.49	$0.44

Included in diluted earnings per share (net of tax)
Restructuring charges	0.07	0.08

Excluding restructuring charges	$0.56	$0.52

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FIRST QUARTER SALES AND EARNINGS COMPARISON (UNAUDITED)

NET SALES (in thousands)

	2004	2003	% Change
Major Appliances	$947,273	$830,868	14.0
Housewares	178,780	213,970	(16.4)
Commercial Products	92,891	91,168	1.9

Consolidated	$1,218,944	$1,136,006	7.3

OPERATING INCOME (LOSS) (in thousands)

	2004	2003	% Change
Major Appliances	$54,979	$45,137	21.8
Housewares	18,995	29,567	(35.8)
Commercial Products	3,903	5,250	(25.6)
General Corporate & Other	(14,245)	(11,764)	21.1

Reported	$63,632	$68,190	(6.7)

Included in operating income Restructuring charges-Major Appliances	$7,995	$9,387

NET INCOME (in thousands)

	2004	2003	% Change
Reported	$38,724	$34,480	12.3

Included in net income (net of tax) Restructuring charges	$5,317	$6,195

BASIC EARNINGS PER SHARE

	2004	2003	% Change
Reported	$0.49	$0.44	11.4

Included in basic earnings per share (net of tax) Restructuring charges	$0.07	$0.08
Excluding restructuring charges	$0.56	$0.52

Basic weighted-average shares outstanding (thousands)	78,847	78,364

DILUTED EARNINGS PER SHARE

	2004	2003	% Change
Reported	$0.49	$0.44	11.4

Included in diluted earnings per share (net of tax) Restructuring charges	$0.07	$0.08
Excluding restructuring charges	$0.56	$0.52

Diluted weighted-average shares outstanding (thousands)	79,225	78,572

MAYTAG CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(In thousands, except per share data)

	First Quarter Ended
	April 3 2004	March 29 2003
Net sales	$1,218,944	$1,136,006
Cost of sales	1,007,823	935,886

Gross profit	211,121	200,120
Selling, general and administrative expenses	139,494	122,543
Restructuring charges	7,995	9,387

Operating income	63,632	68,190
Interest expense	(12,891)	(13,779)
Other income (loss)	2,866	(1,990)

Income from continuing operations before income taxes	53,607	52,421
Income taxes	14,883	17,823

Income from continuing operations	38,724	34,598
Loss from discontinued operations, net of tax	—	(118)

Net income	$38,724	$34,480

Basic earnings (loss) per common share:
Income from continuing operations	$0.49	$0.44
Discontinued operations	—	—
Net income	$0.49	$0.44

Basic weighted-average shares outstanding	78,847	78,364

Diluted earnings (loss) per common share:
Income from continuing operations	$0.49	$0.44
Discontinued operations	—	—
Net income	$0.49	$0.44

Diluted weighted-average shares outstanding	79,225	78,572

MAYTAG CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 3 2004	January 3 2004	March 29 2003
	(Unaudited)		(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$7,726	$6,756	$10,208
Accounts receivable - net	669,879	596,832	623,202
Inventories	581,401	468,345	493,889
Deferred income taxes	62,205	63,185	67,763
Other current assets	80,329	94,030	59,890
Discontinued current assets	67,156	75,175	77,132

Total current assets	1,468,696	1,304,323	1,332,084
Noncurrent assets	595,566	612,546	640,736
Discontinued noncurrent assets	60,994	60,336	60,086

Total noncurrent assets	656,560	672,882	700,822
Property, plant and equipment	1,020,258	1,046,935	1,055,126

Total assets	$3,145,514	$3,024,140	$3,088,032

LIABILITIES AND SHAREOWNERS' EQUITY

Current liabilities
Accounts payable	$495,287	$466,734	$358,380
Accrued liabilities	313,310	315,323	313,787
Notes payable and current portion of long-term debt	217,787	95,994	341,784
Discontinued current liabilities	98,300	105,739	101,627

Total current liabilities	1,124,684	983,790	1,115,578
Long-term debt, less current portion	877,427	874,832	735,320
Postretirement benefit liability	540,383	538,105	524,181
Accrued pension cost	343,651	398,495	504,360
Other noncurrent liabilities	147,922	144,341	117,310
Total discontinued noncurrent liabilities	18,766	18,766	21,817
Shareowners' equity	92,681	65,811	69,466

Total liabilities and shareowners' equity	$3,145,514	$3,024,140	$3,088,032

MAYTAG CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	Three Months Ended
	April 3 2004	March 29 2003
Operating activities
Net income	$38,724	$34,480
Net loss from discontinued operations	—	118
Depreciation and amortization	41,448	40,265
Deferred income taxes	12,334	9,491
Special charges, net of cash paid	5,742	8,936
Change in working capital	(158,827)	(75,629)
Pension expense	15,934	16,596
Pension contributions	(70,672)	(858)
Postretirement benefit liability	2,278	6,671
Other	29,162	48,225

Net cash (used in) provided by continuing operating activities	(83,877)	88,295

Investing activities
Capital expenditures-continuing operations	(21,729)	(36,798)

Financing activities
Proceeds (reduction) in financing obligations	119,789	(36,083)
Dividends	(14,183)	(14,097)
Stock repurchase	—	(1,021)
Other	990	165

Financing activities-continuing operations	106,596	(51,036)

Effect of exchange rates	(20)	1,641

Increase in cash and cash equivalents	970	2,102
Cash and cash equivalents at beginning of period	6,756	8,106

Cash and cash equivalents at end of period	$7,726	$10,208